Exhibit 99.1

March 15, 2007

John Lowber, (907) 868-5628; jlowber@gci.com

Bruce Broquet, (907) 868-6660; bbroquet@gci.com

David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI REPORTS 2006 FINANCIAL RESULTS

•	Net income of $18.4 million or $0.33 per diluted share
•	Consolidated revenues of $477.3 million
•	EBITDAS of $156.0 million

ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today reported its 2006 results with net income of $18.4 million, or diluted earnings per share of $0.33. The company’s 2006 net income compares to income of $20.8 million, or diluted earnings per share of $0.33, in 2005. GCI recorded net income of $2.9 million or $0.05 per share on a diluted basis in the fourth quarter of 2006 that compares to net income of $8.6 million or $0.15 per share on a diluted basis for the fourth quarter of 2005.

GCI’s revenues for 2006 increased 7.7 percent to $477.3 million over 2005 revenues of $443.0 million. For the fourth quarter of 2006, revenues totaled $121.1 million as compared to $112.1 million in the fourth quarter of 2005, an increase of 8.1 percent. Revenues, as expected, were down 3.2 percent sequentially when compared to third quarter 2006 revenues of $125.1 million.

Earnings before interest, taxes, depreciation, amortization and share based compensation expense (EBITDAS) for 2006 totaled $156.0 million. EBITDA for 2005 totaled $150.8, as adjusted to exclude $2.8 million in expenses from the early extinguishment of debt. EBITDAS for 2006 increased $5.2 million or 3.5 percent over 2005. EBITDA for 2005 included MCI bad debt recoveries of $3.3 million and a $7.5 million net benefit from a claims settlement. There were negligible MCI bad debt recoveries recorded in 2006.

Fourth quarter 2006 EBITDAS totaled $36.9 million and compares to $41.7 million, as adjusted, for the fourth quarter of 2005. The decrease in EBITDAS is primarily attributable to the $7.5 million claims settlement as noted above which occurred in the fourth quarter of 2005.

Sequentially, fourth quarter 2006 EBITDAS of $36.9 million decreased $4.5 million from the third quarter 2006 EBITDAS of $41.4 million. The decrease in sequential EBITDAS was due in part to the seasonal decrease in revenues and certain infrequently occurring items that reduced EBITDAS by $1.5 million during the fourth quarter. These items included a workers compensation claim and fiber repair costs. Third quarter 2006 EBITDAS, as previously reported, was reduced by $1.8 million in immaterial errors of which $1.2 million increased EBITDAS for the second quarter of 2006.

GCI anticipates revenues of $492 million to $502 million and EBITDAS of $164 million to $166 million for the year 2007. First quarter revenues are expected to total $119 million to $121 million and EBITDAS is expected to exceed $37 million. GCI’s guidance is exclusive of Alaska DigiTel, LLC results pending completion of our consolidation analysis.

"This year completes our first decade of uninterrupted revenue and EBITDAS growth,” said Ron Duncan, GCI president. "Our business is strong and we are consistently executing in accordance with our plan. The Alaska economy is very robust and this year will see a rapid expansion in our local service offerings throughout the state. We have also identified a number of opportunities for additional investment and now believe that the company's growth potential is greater than we have previously estimated. With our investments we should be able to continue our record revenues and EBITDAS growth for the foreseeable future."

Highlights

•

Consumer revenues for 2006 totaled $179.0 million, an improvement of 9.8 percent over 2005. Fourth quarter 2006 revenues of $46.8 million increased 11.6 percent from the prior year and 3.5 percent sequentially. The increases were from video, data and wireless sales.

•

Network access revenues for 2006 totaled $166.5 million, an increase of 12.2 percent over 2005. Fourth quarter 2006 revenues of $42.4 million increased 13.7 percent from the prior year and decreased 5.6 percent, as expected, on a sequential basis. The annual and recent fourth quarter periods benefited from increases in both voice and data revenues. The sequential decrease from the third quarter is due to a seasonal decrease in voice traffic partially offset by higher data revenues.

•

Commercial revenues for 2006 totaled $105.9 million, an increase of 0.3 percent over 2005. Fourth quarter 2006 revenues of $25.3 million decreased 5.9 percent from the prior year and 11.3 percent on a sequential basis. Commercial experienced growth in video and wireless revenues on both a year-over-year and sequential basis.

•

GCI has provisioned 32,200 consumer and commercial lines on its Digital Local Phone Service (DLPS) facilities at the end of 2006, an increase of 10,300 lines over year end 2005. During the fourth quarter GCI converted approximately 3,900 lines to DLPS facilities. GCI expects to serve more than 48,000 lines on its DLPS facilities by the end of 2007.

•

Consumer, network access and commercial local access lines totaled 111,200 at the end of the fourth quarter of 2006 representing an estimated 26 percent share of the total access lines market in Alaska. Access lines decreased by 1,000 lines during the fourth quarter and decreased by 1,600 lines for the year. The decrease in fourth quarter access lines is due primarily to a data base clean up and turning down 600 Internet Service Provider dial-up lines during 2006.

•

GCI had 86,300 consumer and commercial cable modem access customers at the end of the fourth quarter of 2006, an increase of 9,000 over the fourth quarter of 2005 and 2,300 sequentially. GCI customers continue to migrate from dial up access service to cable modem. Average monthly revenue per cable modem totaled $32.29 for the fourth quarter of 2006 as compared to $31.86 for the third quarter of 2006.

•

Beginning October 12, 2006 and ending December 31, 2006 GCI repurchased 182,000 shares of its Class A Common shares at a cost of approximately $2.8 million or $15.28 per share. For the calendar year 2006, GCI purchased 2.9 million shares at a cost of approximately $35.1 million or $12.16 per share. The company is authorized to purchase an additional $10.7 million of its shares through the end of the first quarter of 2007. GCI will repurchase shares depending on market conditions and the availability of free cash flows.

•	GCI closed its $29.5 investment in Alaska DigiTel, LLC effective January 1, 2007.

Consumer

Consumer revenues for 2006 totaled $179.0 million, an increase of 9.8 percent over 2005. Fourth quarter 2006 revenue of $46.8 million increased 11.6 percent from the prior year and 3.5 percent sequentially. The increase in revenue is due to increases in video, data and wireless sales.

Consumer voice revenues totaled $45.6 million for the year 2006, a decrease of 2.6 percent from 2005. Fourth quarter 2006 voice revenues of $11.2 million represented a decrease of 4.6 percent compared to the prior year quarter and 4.3 percent sequentially.

Consumer long distance minutes for the year 2006 decreased 11.8 percent when compared to 2005. Fourth quarter 2006 long distance minutes decreased 12.9 percent when compared to the fourth quarter of 2005 and increased sequentially 2.1 percent over the third quarter of 2006.

Consumer video revenue totaled $90.2 million in 2006, an increase of 6.5 percent over 2005. Fourth quarter 2006 video revenues of $23.4 million increased 8.3 percent from the prior year and 4.1 percent sequentially. The increase in revenue is due in part to increasing average revenue per customer in certain markets and increases in video subscribers purchasing digital service and renting high definition/digital video recorder converters.

Consumer data revenue totaled $29.4 million in 2006, an increase of 16.2 percent compared to 2005. Fourth quarter 2006 data revenues of $7.7 million increased 20.5 percent over the prior year and 3.9 percent sequentially. The increase in consumer data revenues is due to an increase in the number of cable modem customers as well as increasing average revenue per cable modem. GCI added 7,700 consumer cable modem customers over the prior year and 1,700 customers during the fourth quarter of 2006. In 2006 GCI up-sold more existing cable modem customers to high speed service than it added in new cable modem customers.

Consumer wireless revenues increased substantially during 2006. The increase in wireless revenues is primarily due to an increase in the number of wireless customers.

Network Access

Network Access revenues for 2006 totaled $166.5 million, an increase of 12.2 percent compared to 2005. Fourth quarter 2006 revenue of $42.4 million increased 13.7 percent over the prior year and decreased 5.6 percent sequentially.

Voice revenues for 2006 totaled $110.8 million, an increase of 16.0 percent compared to 2005. Fourth quarter 2006 voice revenues of $26.7 million increased 11.4 percent over the prior year and decreased 15.9 percent sequentially. The annual and quarterly increase in voice revenues is due to a strong increase in minutes partially offset by declining rates per minute. The decline in sequential revenues is primarily due to the seasonally strong third quarter.

Network Access long distance minutes increased 22.7 percent in 2006 over 2005. Fourth quarter 2006 long distance minutes increased 18.3 percent over the fourth quarter of 2005. Minutes for the fourth quarter, as expected, decreased 13.4 percent when compared to the third quarter of 2006.

Data revenues for 2006 totaled $55.6 million, an increase of 5.4 percent compared to 2005. Fourth quarter 2006 revenue of $15.6 million increased 17.9 percent over the prior year and 19.1 percent sequentially.

Commercial

Commercial revenues for 2006 totaled $105.9 million, an increase of 0.3 percent compared to 2005. Fourth quarter 2006 revenue of $25.3 million decreased 5.9 percent from the prior year and 11.3 percent sequentially.

Increases in video and wireless revenues were offset by a decrease in voice revenues when comparing 2006 to 2005. Fourth quarter 2006 data revenues were lower than the prior year and sequential quarters due to the previously announced transition of a customer to a competitor’s network.

Commercial long distance minutes for the year 2006 decreased 3.6 percent from the year 2005. Fourth quarter 2006 long distance minutes decreased 7.2 percent when compared to the fourth quarter of 2005 and decreased 8.8 percent sequentially when compared to the third quarter of 2006. Third quarter minutes are typically the highest of the year due to the summer season.

Basic commercial video customers increased by 800 subscribers from the prior year and seasonally decreased, as expected, by 1,900 subscribers when compared to the third quarter of 2006. Commercial video customers are primarily hotel video customers.

Managed Broadband

Managed broadband revenues for 2006 totaled $25.9 million, a decrease of 0.8 percent compared to 2005. Fourth quarter 2006 revenue of $6.7 million increased 10.4 percent from the prior year and 3.7 percent sequentially.

Other Items

Total selling, general and administrative expenses (SG&A) for 2006 totaled $171.7 million, an increase of 10.4 percent as compared to 2005. Fourth quarter SG&A totaled $45.9 million, an increase of 9.7 percent over the fourth quarter of 2005, and 8.0 percent as compared to the third quarter 2006. The increases in SG&A expenses are primarily due to increased share based compensation expense, increased health care costs, the cessation of the MCI credits which reduced bad debt expenses, and fiber system repair costs.

During 2006, core capital expenditures totaled $107.7 million as compared to $81.2 million in 2005. Capital expenditures in the fourth quarter exceeded guidance by approximately $15 million due to a substantial increase in video converter boxes purchased, acceleration of our plans to rollout local service in markets outside of Anchorage, Fairbanks, and Juneau, and the purchase of dark fiber capacity to Kodiak Island to gain a first to market advantage. In addition, pursuant to Staff Accounting Bulletin No. 108 the company recorded a cumulative effect adjustment in retained earnings for capitalized interest of $3.5 million on certain projects placed in service prior to 2006. Such amounts were previously not material in any one financial reporting period. GCI expects core capital expenditures to increase significantly in 2007 due, in part, to the addition of a $76 million capital lease of satellite capacity.

While the company believes that the financial results included in this media release are materially correct, the company's auditors have not yet concluded all aspects of their audit of our financial statements. Accordingly, the financial results included herein should be considered unaudited and may be subject to change following conclusion of the audit.

GCI will hold a conference call to discuss its 2006 and fourth quarter results on Thursday, March 15, 2007 beginning at 2 p.m. (Eastern). To access the briefing on March 15, dial 800-857-3793 (International callers should dial 630-395-0017) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 866-382-4789, access code 7461 (International callers should dial 203-369-0367).

GCI is the largest telecommunications company in Alaska. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communication services throughout Alaska. More information about the company can be found at www.gci.com.

The foregoing contains forward-looking statements regarding the company’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

# # #

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)	December 31,
Assets	2006	2005

Current assets:	(Unaudited)
Cash and cash equivalents	$ 57,647	44,362
Restricted cash	4,612	-

Receivables	78,586	78,279
Less allowance for doubtful receivables	2,922	5,317
Net receivables	75,664	72,962

Deferred income taxes, net	20,685	19,596
Prepaid expenses	5,729	8,347
Inventories	3,362	1,556
Property held for sale	2,316	2,312
Notes receivable from related parties	1,080	922
Other current assets	1,988	2,572
Total current assets	173,083	152,629

Property and equipment in service, net of depreciation	454,879	453,008
Construction in progress	29,994	8,337
Net property and equipment	484,873	461,345

Cable certificates	191,565	191,565
Goodwill	42,181	42,181
Other intangible assets, net of amortization	8,508	6,201
Deferred loan and senior notes costs, net of amortization of $1,976 and $1,451 at December 31, 2006 and 2005, respectively	7,091	8,011
Notes receivable from related parties	44	2,544
Other assets	7,089	9,299
Total other assets	256,478	259,801
Total assets	$ 914,434	873,775

		(Continued)

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Continued)

(Amounts in thousands)	December 31,
Liabilities and Stockholders' Equity	2006	2005

Current liabilities:	(Unaudited)
Current maturities of obligations under long-term debt and capital leases	$ 1,792	1,769
Accounts payable	28,404	23,217
Deferred revenue	16,566	16,439
Accrued payroll and payroll related obligations	14,598	17,925
Accrued interest	8,710	9,588
Accrued liabilities	8,377	6,814
Subscriber deposits	489	361
Total current liabilities	78,936	76,113

Long-term debt	487,737	474,115
Obligations under capital leases, excluding current maturities	2,229	-
Obligation under capital lease due to related party, excluding current maturity	561	628
Deferred income taxes, net of deferred income tax benefit	86,906	69,753
Other liabilities	12,725	9,546
Total liabilities	669,094	630,155

Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 50,191 and 51,200 shares at December 31, 2006 and 2005, respectively; outstanding 49,804 and 50,462 at December 31, 2006 and 2005, respectively	157,502	178,351

Class B. Authorized 10,000 shares; issued 3,370 and 3,843 shares at December 31, 2006 and 2005, respectively; outstanding 3,368 and 3,841at December 31, 2006 and 2005, respectively; convertible on a share-per-share basis into Class A common stock	2,846	3,247

Less cost of 258 and 291 Class A and Class B common shares held in treasury at December 31, 2006 and 2005, respectively	(1,436)	(1,730)

Paid-in capital	20,641	16,425
Notes receivable with related parties issued upon stock option exercise	(738)	(1,722)
Retained earnings	66,525	49,049
Total stockholders' equity	245,340	243,620

Commitments and contingencies

Total liabilities and stockholders' equity	$ 914,434	873,775

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	(Unaudited)
(Amounts in thousands, except per share amounts)	2006	2005	2004

Revenues	$ 477,257	443,026	424,826

Cost of goods sold (exclusive of depreciation and amortization shown separately below)	156,405	134,861	139,563
Selling, general and administrative expenses	171,652	155,542	146,286
Restructuring charge	-	1,967	-
Depreciation and amortization expense	82,099	74,126	62,871
Operating income	67,101	76,530	76,106

Other income (expense):
Interest expense	(34,413)	(34,116)	(27,828)
Interest income	1,841	624	363
Amortization and write-off of loan and senior notes fees	(964)	(3,406)	(3,790)
Loss on termination of capital lease and early extinguishment of debt	-	(2,797)	(6,136)
Other	463	-	-
Other expense, net	(33,073)	(39,695)	(37,391)

Net income before income taxes and cumulative effect of a change in accounting principle	34,028	36,835	38,715

Income tax expense	15,705	16,004	17,463

Net income before cumulative effect of a change in accounting principle	18,323	20,831	21,252

Cumulative effect of a change in accounting principle, net of income tax expense of $44	64	-	-

Net income	18,387	20,831	21,252
Excess of the price paid to redeem Series B redeemable preferred stock over the carrying amount of the preferred stock	-	2,358	-
Preferred stock dividends	-	148	1,503
Net income available to common shareholders	$ 18,387	$ 18,325	$ 19,749

Basic net income available to common stockholders per common share:
Net income available to common stockholders before cumulative effect of a change in accounting principle	$ 0.34	0.34	0.35
Cumulative effect of a change in accounting principle, net of income tax benefit of $44	-	-	-
Net income available to common stockholders	$ 0.34	0.34	0.35

Diluted net income available to common stockholders per common share:
Net income available to common stockholders before cumulative effect of a change in accounting principle	$ 0.33	0.33	0.34
Cumulative effect of a change in accounting principle, net of income tax benefit of $44	-	-	-
Net income available to common stockholders	$ 0.33	0.33	0.34

Common shares used to calculate basic EPS	53,777	54,684	56,989

Common shares used to calculate diluted EPS	55,325	55,874	58,196

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Fourth Quarter 2006					Fourth Quarter 2005
		Network					Network
		Access		Managed			Access		Managed
	Consumer	Services	Commercial	Broadband	Totals	Consumer	Services	Commercial	Broadband	Totals
Revenues
Voice	$ 11,182	26,734	7,838	-	45,754	11,720	23,996	7,867	-	43,583
Video	23,410	-	2,212	-	25,622	21,612	-	1,773	-	23,385
Data	7,737	15,638	14,443	6,663	44,481	6,419	13,263	16,779	6,037	42,498
Wireless	4,493	-	784	-	5,277	2,194	-	430	-	2,624
Total	46,822	42,372	25,277	6,663	121,134	41,945	37,259	26,849	6,037	112,090

Cost of goods sold	17,409	9,824	11,938	1,169	40,340	14,646	2,109	9,418	1,098	27,271

Contribution	29,413	32,548	13,339	5,494	80,794	27,299	35,150	17,431	4,939	84,819

Less SG&A	21,885	11,499	10,122	2,508	46,014	19,924	9,049	8,463	4,414	41,850
Less restructuring charge	-	-	-	-	-	37	-	37	-	74
Add other income	-	-	-	114	114	-	-	-	-	-
EBITDA	7,528	21,049	3,217	3,100	34,894	7,338	26,101	8,931	525	42,895

Add share-based compensation	591	858	368	139	1,956	-	-	-	-	-
Less restructuring charge paid in current period	-	-	-	-	-	(381)	(451)	(233)	(93)	(1,158)
EBITDA, as adjusted	$ 8,119	21,907	3,585	3,239	36,850	6,957	25,650	8,698	432	41,737

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)

	Fourth Quarter 2006					Third Quarter 2006 (1)
		Network					Network
		Access		Managed			Access		Managed
	Consumer	Services	Commercial	Broadband	Totals	Consumer	Services	Commercial	Broadband	Totals
Revenues
Voice	$ 11,182	26,734	7,838	-	45,754	11,679	31,772	8,204	-	51,655
Video	23,410	-	2,212	-	25,622	22,486	-	2,122	-	24,608
Data	7,737	15,638	14,443	6,663	44,481	7,450	13,127	17,523	6,428	44,528
Wireless	4,493	-	784	-	5,277	3,628	-	662	-	4,290
Total	46,822	42,372	25,277	6,663	121,134	45,243	44,899	28,511	6,428	125,081

Cost of goods sold	17,409	9,824	11,938	1,169	40,340	16,638	9,886	13,937	1,062	41,523

Contribution	29,413	32,548	13,339	5,494	80,794	28,605	35,013	14,574	5,366	83,558

Less SG&A	21,885	11,499	10,122	2,508	46,014	20,937	9,770	9,721	2,963	43,391
Add other income	-	-	-	114	114	-	-	-	181	181
EBITDA	7,528	21,049	3,217	3,100	34,894	7,668	25,243	4,853	2,584	40,348

Add share-based compensation	591	858	368	139	1,956	341	354	231	81	1,007
EBITDA, as adjusted	$ 8,119	21,907	3,585	3,239	36,850	8,009	25,597	5,084	2,665	41,355

(1) During the three months ended September 30, 2006, we corrected immaterial errors as further described in the Notes to Consolidated Financial Statements in Part V, Item 15 of our December 31, 2006 Form 10-K.

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)

	Year Ended December 31, 2006					Year Ended December 31, 2005
		Network					Network
		Access		Managed			Access		Managed
	Consumer	Services	Commercial	Broadband	Totals	Consumer	Services	Commercial	Broadband	Totals
Revenues
Voice	$ 45,625	110,834	32,162	-	188,621	46,821	95,555	33,718	-	176,094
Video	90,226	-	7,993	-	98,219	84,731	-	7,163	-	91,894
Data	29,406	55,637	63,276	25,906	174,225	25,313	52,778	63,592	26,102	167,785
Wireless	13,694	-	2,498	-	16,192	6,063	-	1,190	-	7,253
Total	178,951	166,471	105,929	25,906	477,257	162,928	148,333	105,663	26,102	443,026

Cost of goods sold	66,889	37,280	47,869	4,367	156,405	60,762	25,541	43,916	4,642	134,861

Contribution	112,062	129,191	58,060	21,539	320,852	102,166	122,792	61,747	21,460	308,165

Less SG&A	80,750	40,268	38,169	12,465	171,652	73,286	33,943	32,376	15,937	155,542
Less loss on termination of capital lease	-	-	-	-	-	921	1,089	562	225	2,797
Less restructuring charge	-	-	-	-	-	660	737	417	153	1,967
Add other income	-	-	-	463	463	-	-	-	-	-
EBITDA	31,312	88,923	19,891	9,537	149,663	27,299	87,023	28,392	5,145	147,859

Add share-based compensation	2,081	2,478	1,337	469	6,365	-	-	-	-	-
Add loss on termination of capital lease	-	-	-	-	-	921	1,089	562	225	2,797
Add restructuring charge to be paid in future periods	-	-	-	-	-	43	51	26	11	131
EBITDA, as adjusted	$ 33,393	91,401	21,228	10,006	156,028	28,263	88,163	28,980	5,381	150,787

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				December 31, 2006		December 31, 2006
				as compared to		as compared to
	December 31,	December 31,	September 30,	December 31,	September 30,	December 31,	September 30,
	2006	2005	2006	2005	2006	2005	2006
Consumer
Voice
Long-distance subscribers	89,800	95,000	91,200	(5,200)	(1,400)	-5.5%	-1.5%
Total local access lines in service	66,200	68,400	67,400	(2,200)	(1,200)	-3.2%	-1.8%
DLPS local access lines in service	31,000	21,300	27,200	9,700	3,800	45.5%	14.0%

Video
Basic subscribers	124,000	122,600	121,800	1,400	2,200	1.1%	1.8%
Digital programming tier subscribers	58,700	53,700	56,500	5,000	2,200	9.3%	3.9%
HD/DVR converter boxes	29,200	12,500	22,800	16,700	6,400	133.7%	28.1%
Homes passed	219,900	215,000	218,100	4,900	1,800	2.3%	0.8%

Data
Cable modem subscribers	78,500	70,800	76,800	7,700	1,700	10.9%	2.2%

Network Access Services
Voice:
Total ISP access lines in service	3,100	3,700	3,100	(600)	-	-16.2%	0.0%

Commercial
Voice:
Long-distance subscribers	11,100	11,700	11,500	(600)	(400)	-5.1%	-3.5%
Total local access lines in service	41,900	40,700	41,700	1,200	200	2.9%	0.5%
DLPS access lines in service	1,200	600	1,100	600	100	100.0%	9.1%

Video
Hotels and mini-headend subscribers	13,300	12,900	15,600	400	(2,300)	3.1%	-14.7%
Basic subscribers	1,900	1,500	1,500	400	400	26.7%	26.7%
Total basic subscribers	15,200	14,400	17,100	800	(1,900)	5.6%	-11.1%

Data
Cable modem subscribers	7,800	6,500	7,200	1,300	600	20.0%	8.3%

Broadband
SchoolAccess® customers	48	45	48	3	-	6.7%	0.0%
Rural health customers	21	21	22	-	(1)	0.0%	-4.5%

Combined Consumer & Commercial
Wireless
Total lines in service	28,900	16,000	25,900	12,900	3,000	80.6%	11.6%

				December 31, 2006		December 31, 2006
	Three Months Ended			as Compared to		as Compared to
	December 31,	December 31,	September 30,	December 31,	September 30,	December 31,	September 30,
	2006	2005	2006	2005	2006	2005	2006
Consumer
Voice

Long-distance minutes carried (in millions)	35.0	40.2	34.3	(5.2)	0.7	-12.9%	2.1%

Video
Average monthly gross revenue per subscriber	$ 63.44	$ 60.00	$ 61.66	$ 3.44	$ 1.78	5.7%	2.9%

Network Access Services
Voice
Long-distance minutes carried (in millions)	323.4	273.5	373.6	49.9	(50.2)	18.3%	-13.4%

Commercial
Voice:
Long-distance minutes carried (in millions)	30.8	33.2	33.8	(2.4)	(3.0)	-7.1%	-8.8%

Total
Long-distance minutes carried (in millions)	389.2	346.9	441.7	42.3	(52.5)	12.3%	-11.9%

General Communication, Inc.

Non-GAAP Financial Reconciliation Schedule

(Unaudited, Amounts in Millions)

	Three Months Ended
	December 31, 2006	December 31, 2005	September 30, 2006 (Note 3)
EBITDA, as adjusted (Note 1)	$36.9	41.7	41.3
Share-based compensation expense	(2.0)	---	(1.0)
Restructuring charge to be paid in future periods	---	1.2	---
EBITDA (Note 2)	34.9	42.9	40.3
Depreciation and amortization expense	(21.4)	(19.6)	(20.4)
Other	(0.1)	---	(0.1)
Operating income	13.4	23.3	19.8

Other income (expense):
Interest expense	(8.2)	(8.4)	(9.0)
Amortization and write-off of loan and senior notes fee expense	(0.2)	(0.2)	(0.2)
Interest income	0.4	0.1	0.8
Other	0.1	---	0.1
Other expense, net	(7.9)	(8.5)	(8.3)

Net income before income taxes	5.5	14.8	11.5

Income tax expense	(2.6)	(6.2)	(5.0)

Net income	$2.9	8.6	6.5

	Year Ended
	December 30, 2006	December 30, 2005
EBITDA, as adjusted (Note 1)	$156.0	150.7
Share-based compensation expense	(6.3)	---
Loss on termination of capital lease	---	(2.8)
Restructuring charge to be paid in future periods	---	(0.1)
EBITDA (Note 2)	149.7	147.8
Depreciation and amortization expense	(82.1)	(74.1)
Loss on termination of capital lease	---	2.8
Other	(0.5)	---
Operating income	67.1	76.5

Other income (expense):
Interest expense	(34.4)	(34.1)
Loss on termination of capital lease	---	(2.8)
Amortization and write-off of loan and senior notes fee expense	(1.0)	(3.4)
Interest income	1.8	0.6
Other	0.5	---
Other expense, net	(33.1)	(39.7)

Net income before income taxes and cumulative effect of a change in accounting principle	34.0	36.8

Income tax expense	(15.7)	(16.0)

Net income before cumulative effect of a change in accounting principle	18.3	20.8
Cumulative effect of change in accounting principle, net of income tax benefit of $0.0	0.1	---
Net income	$18.4	20.8

Notes:

(1) EBITDA (as defined in Note 2 below) before deducting 2006 share-based compensation expense, loss on termination of capital lease, and restructuring charge to be paid in future periods.

(2) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of Net Income, Interest Expense, Amortization and Write-off of Loan and Senior Notes Fees, Interest Income, Income Tax Expense, and Depreciation and Amortization Expense. EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

(3) During the three months ended September 30, 2006, we corrected immaterial errors as further described in the Notes to Consolidated Financial Statements in Part V, Item 15 of our December 31, 2006 Form 10-K.